Exhibit 10.2
PRG-SCHULTZ INTERNATIONAL, INC.
PERFORMANCE UNIT AGREEMENT
          THIS PRG-SCHULTZ INTERNATIONAL, INC. PERFORMANCE UNIT AGREEMENT (this “Agreement”) is entered into as of the ___ day of September, 2006 by and between PRG-Schultz International, Inc., a Georgia corporation (the “Company”), and                      (“Participant”).
WITNESSETH:
          WHEREAS, the Company has adopted that certain PRG-Schultz International, Inc. 2006 Management Incentive Plan, a copy of which is attached hereto and incorporated herein by this reference (the “Plan”);
          WHEREAS, Participant is an employee of the Company who has been selected to receive Performance Units (as defined in the Plan) subject to and in accordance with the terms of the Plan and this Agreement.
     NOW, THEREFORE, in consideration of the aforesaid premises and the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto covenant and agree as follows:
          1. The Plan. The Plan, as amended from time to time in accordance with its terms, is incorporated herein by this reference and made a part hereof. To the extent that anything herein is inconsistent with the Plan, the terms of the Plan shall control. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Plan. The Participant acknowledges that he has been given a copy of the Plan.
          2. Grant of Performance Units. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to Participant                      Performance Units.
          3. Vesting and Payment.
               (a) 1/2 of the Performance Units shall be immediately vested as of the date hereof); and
               (b) the remainder of the Performance Units shall vest in equal 1/36’s of the total number of Performance Units granted, beginning on October 17, 2006, and continuing on the 17th of each month thereafter, with the final 1/36th vesting on March 17, 2008.
Any additional Performance Units issued or deemed to be issued to Participant as the result of a recapitalization, stock split or other adjustment event pursuant to Section 8 of the Plan shall vest and be paid in the same proportions, and on the same dates, as those Performance Units issued on the date hereof.
Notwithstanding the foregoing, Participant must be an employee of the Company or a subsidiary or designated affiliate thereof on the vesting date for any unvested Performance Units to vest on that date. All unvested Performance Units shall be forfeited following the termination of Participant’s employment with the Company or a subsidiary or designated affiliate, except as otherwise provided in the Plan.
               (b) Payment of vested Performance Units shall be made in accordance with the payment schedule set forth on Exhibit A attached hereto, subject to modification as provided in (c) below.
               (c) On one occasion annually, during the month of February of each year beginning in 2007 through 2015, inclusive, Participant may change his or her payout schedule, subject to compliance with the following:

                    (i) no payment may be accelerated to a date earlier than that originally scheduled;
                    (ii) no payment date that is less than one year and one day from the date of Participant’s change may be altered;
                    (iii) any payment date that is changed must be changed to a new payment date that is at least five years later than such original payment date;
                    (iv) the payout schedule must comply in all respects with Section 6(a) of the Plan;
                    (v) payments may only be elected to be made as of April 30 of years between 2008 and 2016, inclusive; and
                    (vi) no less than 25% of total Performance Units granted to a Participant may be selected for payment on any given date (as a result, there may be no more than four payment dates).
                    (vii) additional Performance Units, if any, resulting from adjustments pursuant to Paragraph 8 of the Plan shall be paid in the same proportions as specified in the Participant’s then current payout schedule.
     4. Nontransferability of Agreement. Except as may be otherwise provided in the Plan, this Agreement is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Agreement or such rights, this Agreement and such rights shall, at the election of the Company, become null and void.
     5. Determinations by the Committee Pursuant to the Plan Final. The Participant understands and agrees that the Compensation Committee of the Company’s Board of Directors has been granted authority to interpret and apply the provisions of the Plan and this Agreement and that all determinations by the Committee shall be final and binding. The Participant further understands and agrees that the Committee owes no fiduciary or other duty to the Participant with respect to the Plan or this Agreement.
     6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be given by (i) personal delivery, (ii) via facsimile, or (iii) by an internationally recognized commercial courier service addressed as follows:

If to the Company:	PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339
Attention: Victor A. Allums,
Senior Vice President,
Facsimile: (770) 779-3034

If to the Participant:

     Notice shall be effective upon receipt. Either party may change its address by notice given in accordance with this Paragraph 6 designating such change of address.
     7. No Special Employment Rights or Rights as a Shareholder. Participant shall in no event have any rights with respect to the common stock of the Company and shall in no event be treated as a shareholder of the Company by virtue of ownership of Performance Units. The grant of Performance Units to Participant pursuant to this Agreement shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company to retain Participant in the employ of the Company, notwithstanding that such termination of employment could result in a reduction of amounts being paid to the Participant pursuant to the Plan and this Agreement.
     8. Entire Agreement. This Agreement, together with the Plan, contains the sole and entire agreement of Company and Participant with respect to the transaction contemplated hereunder and no representation, inducement, promise or agreement, oral or written, between Company and Participant not incorporated herein shall be of any force or effect concerning the subject matter hereof. Any amendments to this Agreement shall be in writing and executed by the parties.
     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective heirs, legal representative, successors and permitted assigns.
     10. Time is of the Essence. Time is of the essence of this Agreement.
     11. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Notwithstanding anything to the contrary herein, no pledge, hypothecation, sale, transfer, assignment or other disposition of any Performance Unit or any interest therein shall be valid unless the terms of this Agreement have been complied with.
     12. Further Assurances. The parties to this Agreement agree to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of this Agreement.
     14. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Georgia. If any term or provision hereof shall be held invalid or unenforceable, the remaining terms and provisions hereof shall continue in full force and effect. Any modification to this Agreement shall not be effective unless the same shall be in writing and such writing shall be signed by the parties hereto. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and terminates all prior understandings, agreements, or arrangements between the parties, both oral and written, with respect thereto. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
          IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the ___ day of September 2006.

PRG-SCHULTZ INTERNATIONAL, INC.

By:

Name:

Title:

PARTICIPANT

Name:

Exhibit A
Payment Schedule

Payment Date	%
April 30,	—%

April 30,	—%

April 30,	—%

April 30,	—%

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